Stradling Yocca Carlson & Rauth A Professional Corporation 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

February 12, 2021

VolitionRx Limited

13215 Bee Cave Parkway

Suite 125, Galleria Oaks B

Austin, Texas  78738

Re:Shares of Common Stock of VolitionRx Limited

Ladies and Gentlemen:

We have acted as counsel for VolitionRx Limited, a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 4,380,952 shares of the Company’s common stock, par value $0.001 (the “Shares”), including up to 571,428 Shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant to a registration statement on Form S-3 (Registration Statement No. 333-227248) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated September 26, 2018 (the “Base Prospectus”), and the prospectus supplement dated February 11, 2021, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” All of the Shares are to be sold by the Company in the manner described in the Registration Statement and the Prospectus.

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, and further consent to the reference to us under the heading “Legal Matters” in the Registration Statement and any amendments thereto. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

VolitionRx Limited

February 12, 2021

Page Two

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth, P.C.

STRADLING YOCCA CARLSON & RAUTH, P.C.